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Exhibit 11
LINC Capital, Inc. and Subsidiaries
Computation of earnings per share
(in thousands except per share data)

Average shares used in computing earnings per common and common equivalent share were as follows:

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

                                                                   Three months ended                       Nine months ended
                                                                      September 30                            September 30
                                                                  1996            1997                    1996            1997
                                                                ---------       ---------               ---------       ---------
Average shares outstanding                                      3,404,255       3,394,565               3,404,255       3,380,202
Effect of dilutive option                                         170,554         147,050                 170,554         147,050
Treasury stock                                                    (36,690)        (65,903)                (12,230)        (65,035)
                                                                ---------       ---------               ---------       ---------
                                                                3,538,119       3,475,712               3,562,579       3,462,217
                                                                =========       =========               =========       =========

Net income from continuing operations                           $     362             480                   1,099           1,382
Discontinued operations
   Income (loss) from discontinued
     operations, net of income tax (benefit)                         (229)           (347)                 (1,012)           (402)
   Net gain (loss) from disposal of discontinued
     operations, net of income tax (benefit)                         (245)              -                   1,513               -
                                                                ---------       ---------               ---------       ---------
Net income (loss)                                               $    (112)            133                   1,600             980
                                                                =========       =========               =========       =========


Per common share
   Net income from continuing operations                        $    0.10            0.14                    0.31            0.40
   Discontinued operations
     Income (loss) from discontinued
       operations, net of income tax (benefit)                      (0.06)          (0.10)                  (0.28)          (0.12)
     Net gain (loss) from disposal of discontinued
       operations, net of income tax (benefit)                      (0.07)              -                    0.42               -
                                                                ---------       ---------               ---------       ---------
Net income (loss)                                               $   (0.03)           0.04                    0.45            0.28
                                                                =========       =========               =========       =========
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